Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) dated as of January     , 2012, by and between DCT Industrial Trust Inc. with its principal place of business at 518 17th Street, Suite 800, Denver, Colorado 80202 (the “Company”), and Neil Doyle, residing at the address set forth on the signature page hereof (the “Executive”).

WHEREAS, the Company wishes to continue to employ the Executive, and the Executive wishes to accept such offer, on the terms set forth below.

Accordingly, the parties hereto agree as follows:

1. Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, for a term commencing on July 1, 2012 and continuing through June 30, 2015, unless sooner terminated in accordance with the provisions of Section 4 or Section 5 (the period during which the Executive is employed hereunder being hereinafter referred to as the “Term”).

2. Duties. During the Term, the Executive shall be employed by the Company as Managing Director, Central Region, and, as such, the Executive shall faithfully perform for the Company the duties of such office and shall perform such other duties of an executive, managerial or administrative nature, which are consistent with such office, as shall be specified and designated from time to time by the Board of Directors of the Company (the “Board”) or the Chief Executive Officer. The Executive shall devote substantially all of his business time and effort to the performance of his duties hereunder; provided, however, that the Executive may engage in civic or charitable activities, provided that such activities do not interfere with the Executive’s performance of his duties hereunder or violate this Agreement.

3. Compensation.

3.1 Salary. Effective as of July 1, 2012 and continuing through the Term, the Company shall pay the Executive an initial salary at the rate of $250,000 per annum (the “Annual Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives (but, in no event, less frequently than monthly). The Board, or committee thereof, may provide for such increases in the Annual Salary as it may in its discretion deem appropriate; provided that in no event shall the Annual Salary be decreased.

3.2 Bonus. During the Term, in addition to the Annual Salary, for each fiscal year of the Company ending during the Term, the Executive shall be eligible to receive an annual cash bonus. The target annual cash bonus for each fiscal year of the Company ending during the Term shall be at least equal to $150,000; provided that the amount of the actual cash bonus paid (which may be more or less than the target amount and will be prorated to the extent that the Executive was not employed by the Company in the capacity set forth in Section 2 above for any entire fiscal year period during the Term) shall be determined by the Company, in its sole discretion, based on such factors relating to the performance of the Executive or the Company as it deems relevant. Each cash bonus payment under this Section 3.2 shall be made in a single lump sum within two and one-half (2 1/2) months following the end of the fiscal year of the Company in which such bonus is earned. By way of illustration (but not limitation) of the manner in which the preceding sentence operates, if the Executive earns a bonus for fiscal year 2012, then the cash bonus payment must be paid in a single lump sum between January 1, 2013 and March 15, 2013. Notwithstanding the foregoing to the contrary, for calendar year 2012, you will be guaranteed a minimum bonus payment of $150,000 which payment will be prorated for the partial year worked.

3.3 Long-Term Incentive Awards. During the Term, in addition to the Annual Salary and cash bonus, the Executive shall be eligible to receive annual equity awards under the Company’s Second Amended and Restated 2006 Long-Term Incentive Plan (as amended and supplemented from time to time, the “LTIP”) or other equity-based plan as in effect from time to time that is materially comparable in the aggregate to the LTIP. The target value of the annual equity awards for each fiscal year of the Company ending during the Term shall be at least equal to $250,000; provided that the value of the actual equity awards granted (which may be more or less than the target value and will be prorated to the extent that the Executive was not employed by the Company in the capacity set forth in Section 2 above for any entire fiscal year period during the Term) shall be determined by the Company, in its sole discretion, based on such factors relating to the performance of the Executive or the Company as it deems relevant. Grants of annual equity awards under this Section 3.3 shall be made within two and one-half (2 1/2) months following the end of the fiscal year of the Company to which such awards relate. Annual equity awards granted shall vest in equal annual installments over no more than five years, and the vesting period for any grant made during the Term will begin on January 1 of the year in which such grant is made. Any grants which are financially equivalent to restricted stock (e.g., restricted stock units or phantom units), other than those that remain subject to performance-based vesting hurdles, shall be accompanied by the grant of dividend equivalent rights. The Executive shall also be eligible to participate in any multi-year equity award programs established by the Company for senior executives. The Company will have the right to determine, in its sole discretion, the terms of any such programs or the Executive’s award thereunder.

3.4 Initial Equity Grant. As of the first day of the Term, the Executive shall receive under the LTIP a number of shares of common stock of the Company (or equivalent full-value awards, such as LTIP Units in DCT Industrial Operating Partnership LP) equal to $250,000 divided by the closing price of the common stock of the Company on the New York Stock Exchange on such day. Such shares (or equivalent full-value awards) shall vest 25% on the day immediately preceding the third anniversary of the first day of the Term, an additional 25% shall vest on the day immediately preceding the fourth anniversary of the first day of the Term, and the remaining 50% shall vest on the day immediately preceding the fifth anniversary of the first day of the Term, and will otherwise be subject to the terms of the LTIP and the definitive documentation governing the grant. All of such shares (or equivalent full-value awards) will be accompanied by the grant of dividend equivalent rights (which, in the case of LTIP Units, will be in the form of distributions from the DCT Industrial Operating Partnership LP) that will entitle the Executive to current payment of dividend equivalents as long as such shares or equivalent full-value awards are outstanding regardless of whether such shares or equivalent full-value awards are vested.

3.5 Benefits—In General. Except with respect to benefits of a type otherwise provided for under Section 3.6, the Executive shall be entitled during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and similar benefits that are available to other senior executives of the Company generally, on the same terms as such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs.

3.6 Specific Benefits. Without limiting the generality of Section 3.5, the Company shall make available to the Executive vacation of four weeks per year which vacation days may accrue subject to the Company policy regarding vacation accruals.

3.7 Expenses. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement (including, without limitation, with respect to use of a mobile phone, use of a blackberry, and entertainment costs); provided that the Executive submits reasonable proof of such expenses within the period provided by the Company for expense reimbursements to its senior executives generally, with the properly completed forms as prescribed from time to time by the Company. In addition, the Executive shall be entitled to reasonable reimbursement for travel, according to the Company’s policy.

3.8 Indemnification and Directors and Officers Liability Insurance. The Executive shall be indemnified, and shall have his legal expenses in connection with regulatory or other legal proceedings advanced to him, by the Company in connection with his performance of services hereunder, if and as applicable, on terms and conditions no less favorable to the Executive than those that apply to any other senior executives of the Company. The Company shall cause the Executive to be covered by directors and officers liability insurance with such coverage to be no less favorable to him than the coverage then being provided to any other senior executive of the Company.

3.9 Timing of Expense Reimbursement. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement must be provided by the Company or incurred by the Executive during the time periods set forth in the Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

4. Termination upon Death or Disability. If the Executive dies during the Term, the Term shall terminate as of the date of death, and the obligations of the Company under this Agreement to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 4. If the Executive becomes disabled by virtue of ill health or other disability and is unable to perform substantially and continuously the duties assigned to him for more than 180 consecutive or non-consecutive days out of any consecutive 12-month period in the reasonable opinion of a qualified physician chosen by the Company and reasonably acceptable to the Executive (the foregoing circumstance being referred to below as a “Disability”), the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive. Upon termination of employment due to death or Disability during the Term, (i) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive any Annual Salary, bonus and other benefits earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination), (ii) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive (A) a cash payment equal to (I) the target bonus for the year of termination multiplied by (II) a fraction (x) the numerator of which is the number of days in the year up to the termination and (y) the denominator of which is 365, and (B) elimination of any exclusively time-based vesting conditions (but not performance conditions, which shall remain in effect subject to the terms thereof) on any restricted stock, stock options and other equity awards; provided that, in the event of termination of employment due to Disability, the Executive will only be entitled to receive the payment and accelerated vesting set forth in this clause (ii) if the Executive executes and delivers to the Company a general release in a form reasonably acceptable to the Company, which does not require the release of any payment rights under this Section 4 or under Section 3.8, within thirty (30) days following such termination and such release becomes irrevocable at the earliest possible time under applicable law following such execution and delivery, (iii) Section 3.8 shall apply in accordance with its terms and (iv) the Executive (or, in the case of his death, his estate and beneficiaries) shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder. By way of illustration (but not limitation) of the manner in which clause (ii)(B) of the preceding sentence operates, if the Executive were to hold an equity award with a five-year performance-based vesting condition, where the Executive would also need to remain employed during such period, and the Executive’s employment were to terminate in the fourth year of the vesting period due to his death or Disability, then, so long as the performance measures are met at the end of the five-year performance period, the Executive or his estate would be entitled to payments as though he had remained employed (and, if the performance measures are not met at the end of the five-year performance period, the award is thereupon forfeited).

Any payments that the Executive is entitled to receive pursuant to clause (i) of the third sentence of this Section 4 shall be made by the Company in a single lump sum within five (5) days after termination of employment due to death or Disability. Any payment or acceleration of vesting that the Executive is entitled to receive pursuant to clause (ii) of the third sentence of this Section 4 shall be made by the Company in a single lump sum or occur, respectively, upon the 45th day after termination of employment due to death or Disability.

5. Certain Terminations of Employment.

5.1 Termination by the Company for Cause; Termination by the Executive without Good Reason.

(a) For purposes of this Agreement, “Cause” shall mean the Executive’s:

(i) conviction of a felony (other than a traffic violation), a crime of moral turpitude, or any financial crime involving the Company; a willful act of dishonesty, breach of trust or unethical business conduct in connection with the business of the Company that has a material detrimental impact on the Company;

(ii) commission of fraud, misappropriation or embezzlement against the Company; any act or omission in the performance of his duties hereunder that constitutes willful misconduct, willful neglect or gross neglect, in any such case if such action or omission is either material or repeated;

(iii) repeated failure to use reasonable efforts in all material respects to adhere to the directions of the Board or the Chief Executive Officer, or the Company’s policies and practices, after his being informed that he is not so adhering;

(iv) willful failure to substantially perform his duties properly assigned to him (other than any such failure resulting from his Disability);

(v) breach of any of the provisions of Section 6; or

(vi) breach in any material respect of the terms and provisions of this Agreement and failure to cure such breach within ten days following written notice from the Company specifying such breach;

provided that the Company shall not be permitted to terminate the Executive for Cause except on written notice given to the Executive at any time following the occurrence of any of the events described in clause (i), (ii) or (v) above and on written notice given to the Executive at any time not more than 30 days following the occurrence of any of the events described in clause (iii), (iv) or (vi) above (or, if later, the Company’s knowledge thereof).

(b) The Company may terminate the Executive’s employment hereunder for Cause, and the Executive may terminate his employment hereunder for any or no reason on at least 30 days’ and not more than 60 days’ written notice given to the Company. If the Company terminates the Executive for Cause during the Term, or if the Executive terminates his employment during the Term and the termination by the Executive is not covered by Section 5.2, then (i) the Executive shall be entitled to receive any Annual Salary and other benefits earned and accrued under this Agreement prior to the date of termination of employment (and reimbursement under this Agreement for expenses incurred prior to the date of termination of employment); (ii) Section 3.8 shall apply in accordance with its terms; and (iii) the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

5.2 Termination by the Company without Cause; Termination by the Executive for Good Reason.

(a) For purposes of this Agreement, “Good Reason” shall mean, unless otherwise consented to in writing by the Executive,

(i) the material reduction of the Executive’s authority, duties and responsibilities, or the assignment to the Executive of duties materially inconsistent with the Executive’s position or positions with the Company, as specified in Section 2;

(ii) a reduction in the Annual Salary of the Executive, or a reduction in the target bonus or target LTIP award applicable to the Executive (except for a material reduction in target bonus or target LTIP award that is part of a Company program to reduce “general and administrative” expenses due to business conditions which reduction is applied to other senior officers generally; provided that such reduction is before the occurrence of a Change in Control (as defined below));

(iii) the relocation of the Executive’s office to more than 30 miles from the Chicago metropolitan area; or

(iv) any material breach by the Company of any provision of this Agreement.

Notwithstanding the foregoing, (i) Good Reason (A) shall not be deemed to exist unless the Executive gives to the Company a written notice identifying the event or condition purportedly giving rise to Good Reason expressly referencing this Section 5.2(a) within 45 days after the time at which the event or condition first occurs or arises (or, if later, was discovered or should have been discovered by the Executive) and (B) shall not be deemed to exist at any time at which there exists an event or condition which could serve as the basis of a termination of the Executive’s employment for Cause; and (ii) if there exists (without regard to the following clause (ii)(A)) an event or condition that constitutes Good Reason, (A) the Company shall have 45 days from the date notice of Good Reason is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder; and (B) if the Company does not cure such event or condition within such 45-day period, the Executive shall have one business day thereafter to give the Company notice of termination of employment on account thereof (specifying a termination date no later than 10 days from the date of such notice of termination). If the 45 days noted in clause (ii)(A) above extends beyond the Term, then the Term for purposes of Section 5.2(b) shall be extended until the earlier of (i) the date on which the Company cures such event or condition or (ii) the first business day following the end of such 45-day period.

(b) The Company may terminate the Executive’s employment at any time for any reason or no reason upon notice to the Executive and the Executive may terminate the Executive’s employment with the Company for Good Reason upon notice to the Company. If the Company terminates the Executive’s employment and the termination is not covered by Section 4 or 5.1, or the Executive terminates his employment for Good Reason, and such termination occurs either during the Term or within 12 months after a Change in Control (as defined in Section 5.3) that occurs at any time during or after the Term, (i) the Company shall pay to the Executive Annual Salary, bonus and other benefits earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment); (ii) the Company shall pay or provide to the Executive (A) one times (or, in the event of a termination within 12 months after a Change of Control, two times) Annual Salary, (B) one times (or, in the event of a termination within 12 months after a Change of Control, two times) the greater of (x) the target bonus for the year of termination and (y) the average of the actual bonuses for the two years (with respect to which bonuses are determined) prior to the year of termination, (C) a cash payment equal to (I) the target bonus for the year of termination multiplied by (II) a fraction (x) the numerator of which is the number of days in the year up to the termination and (y) the denominator of which is 365 and (D) for a period of two years after termination of employment, such continuing coverage under the group health plans the Executive would have received under this Agreement (and at such costs to the Executive) as would have applied in the absence of such termination (but not taking into account any post-termination increases in Annual Salary that may otherwise have occurred without regard to such termination and that may have favorably affected such benefits); (iii) the Executive shall be entitled to elimination of any exclusively time-based vesting conditions (but not performance conditions, which shall remain in effect subject to the terms thereof) on any grant under the LTIP or any other grant of restricted stock, stock options or other equity awards; (iv) Section 3.8 shall apply in accordance with its terms; and (v) the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder; provided that the Executive will only be entitled to receive the payments, benefits and accelerated vesting set forth in clauses (ii) and (iii) if the Executive executes and delivers to the Company a general release in a form reasonably acceptable to the Company, which does not require the release of any payment rights under this Section 5.2(b) or under Section 3.8, within thirty (30) days following such termination and such release becomes irrevocable at the earliest possible time under applicable law following such execution and delivery. The payments under clause (i) of the second sentence of this Section 5.2(b) shall be made in a single lump sum within five business days after termination. Any payment or acceleration of vesting that the Executive is entitled to receive pursuant to clause (ii) or (iii) of the second sentence of this Section 5.2(b) shall be made by the Company in a single lump sum or occur, respectively, upon the 45th day after termination.

(c) Notwithstanding clause (ii)(D) of the second sentence of Section 5.2(b), (i) nothing herein shall restrict the ability of the Company to amend or terminate the plans and programs referred to in such clause (ii)(D) from time to time in its sole discretion, and (ii) the Company shall in no event be required to provide any benefits otherwise required by such clause (ii)(D) after such time as the Executive becomes entitled to receive benefits of the same type from another employer or recipient of the Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements).

5.3 Change in Control. Without duplication of the foregoing, upon a Change in Control (as defined below) at any time during or after the Term while the Executive is employed, then, without limiting the payments and benefits to which the Executive may be entitled under Section 5.2 in accordance with its terms (but without duplication thereof), all outstanding unvested grants under the LTIP or any other grant of restricted stock, stock options or other equity awards subject to time-based vesting conditions (but not performance-based conditions, which shall remain in effect subject to the terms thereof) shall fully vest and shall become immediately exercisable, as applicable. For purposes of this Agreement, “Change in Control” shall mean the happening of any of the following:

(i) any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the

“Exchange Act”), but excluding the Company, any entity controlling, controlled by or under common control with the Company, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any such entity, and the Executive and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which the Executive is a member), is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of either (A) the combined voting power of the Company’s then outstanding securities or (B) the then outstanding shares of common stock of the Company (in either such case other than as a result of an acquisition of securities directly from the Company); or

(ii) any consolidation or merger of the Company resulting in the voting securities of the Company outstanding immediately prior to the consolidation or merger representing (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) less than 50% of the combined voting power of the securities of the surviving entity or its parent outstanding immediately after such consolidation or merger; or

(iii) there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the Company immediately prior to such sale or (B) the approval by shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(iv) the members of the Board at the beginning of any consecutive 24-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Company’s shareholders, was approved or ratified by a vote of at least a majority of the Incumbent Directors shall be deemed to be an Incumbent Director.

5.4 Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Any payments delayed pursuant to this Section 5.4(a) shall bear interest during the period of such delay at a rate of interest equal to the short-term applicable federal rate for annually compounding obligations for purposes of Section 1274(d) of the Code, or any successor provision, for the month in which such payment otherwise would have been paid.

(b) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A1(h).

(d) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

6. Covenants of the Executive.

6.1 Covenant Against Competition; Other Covenants. The Executive acknowledges that (i) the principal business of the Company (which, for purposes of this Section 6 (and any related enforcement provisions hereof), expressly includes its successors and assigns), is any commercial activity comprising any one or more of the ownership, acquisition, development or management of industrial real estate (the “Business”); (ii) the Company is one of the limited number of persons who have developed such a business; (iii) the Company’s Business is currently national in scope within both the United States and Mexico; (iv) the Executive’s work for the Company will give him access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Executive contained in this Section 6 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6. Accordingly, the Executive covenants and agrees that:

(a) By and in consideration of the salary and benefits to be provided by the Company hereunder, including the severance arrangements set forth herein, and further in consideration of the Executive’s exposure to the proprietary information of the Company, the Executive covenants and agrees that, during the period commencing on the date hereof and (except as provided below) ending one year following the date upon which the Executive shall cease to be an employee of the Company and its Controlled Affiliates (as defined below), he shall not in the United States, or, if and to the extent that the Business is Actively Conducted (as defined below) outside of the United States, in the applicable non-U.S. locations, directly or indirectly, (i) engage in any element of the Business (other than for the Company or its Controlled Affiliates), (ii) render any services to any person, corporation, partnership or other entity (other than the Company or its Controlled Affiliates) engaged in any element of the Business, or (iii) become interested in any such person, corporation, partnership or other entity (other than the Company or its Controlled Affiliates) as a partner, member, manager, shareholder, principal, agent, employee, trustee, consultant or any person engaged in the Business, or in any other relationship or capacity; provided, however, that, notwithstanding the foregoing, the Executive may own or acquire or otherwise invest in, directly or indirectly, securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or in the over-the-counter market, (B) the Executive is not a controlling person of, or a member of a group which controls, such entity and (C) the Executive does not, directly or indirectly, own 5% or more of any class of securities of such entity. “Actively Conducted” shall mean that the Company actually owns or manages industrial real estate in the specified location, or has entered into a binding agreement, or a letter of intent, a term sheet, an agreement in principle, or any similar non-binding agreement (which non-binding agreement has not been terminated or expired of its own terms), to purchase or manage industrial real estate in the specified location. “Controlled Affiliates” shall mean any and all entities that the Company directly or indirectly controls; provided that, if after the date hereof there is a reorganization of the Company and a new holding company is established thereover, which controls the Company, then “Controlled Affiliates” shall also include such holding company and any affiliates that are controlled by the new parent. Notwithstanding the foregoing, if either (i) employment terminates upon or after the scheduled expiration of the Term (without any early termination under Section 4 or 5) or (ii) employment terminates following a Change in Control and Section 5.2(b) applies, then the restrictions of this Section 6.1(a) shall not extend beyond the date of termination of employment.

(b) During and after the Term, the Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company and its Controlled Affiliates, all confidential matters relating to the Company’s Business and the business of any of its Controlled Affiliates and to the Company and any of its Controlled Affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its Controlled Affiliates, including, without limitation, information with respect to (i) sources and non-public methods of raising capital, (ii) non-public information related to joint ventures, institutional funds and the partners or other investors therein, and (iii) any other material, non-public information (the “Confidential Company Information”); and shall not disclose such Confidential Company Information to anyone outside of the Company except (w) with the Company’s express written consent, (x) Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement, (y) as required by law or legal process (provided that the Executive shall give the Company reasonable prior written notice of disclosure under this clause (y)), and (z) for disclosures to counsel in the context of seeking legal advice where counsel agrees, for the benefit of the Company, to be bound by the restrictions of this sentence.

(c) From the date hereof through the end of the one-year period commencing with the Executive’s termination of employment, the Executive shall not, without the Company’s prior written consent, directly or indirectly, (i) solicit or encourage to leave the employment or other service of the Company, or any of its Controlled Affiliates, any employee, or independent contractor of the Company where the independent contractor performs (or in the prior year has performed) a substantial portion of his services for the Company, or (ii) hire (on behalf of the Executive or any other person or entity) any employee or independent contractor of the Company, where the independent contractor performs (or in the last year of service to the Company has performed) a substantial portion of his services for the Company, who has left the employment or other service of the Company or any of its Controlled Affiliates within the one-year period which follows the termination of such employee’s or independent contractor’s employment or other service with the Company and its Controlled Affiliates. From the date hereof through the end of the one-year period commencing with the Executive’s termination of employment with the Company, the Executive will not, whether for his own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its Controlled Affiliates’ relationship with, or endeavor to entice away from the Company or any of its Controlled Affiliates, any person who during the Term is or was a tenant, co-investor, co-developer, joint venturer or other customer of the Company or any of its Controlled Affiliates. While the Executive’s non-compete obligations under Section 6.1(a) are in effect (or would have been in effect if not for clause (ii) of the last sentence of Section 6.1(a)), the Executive shall not publish any statement or make any statement under circumstances reasonably likely to become public that is critical of the Company or any of its Controlled Affiliates, or in any way adversely affecting or otherwise maligning the Business or reputation of the Company or any of its Controlled Affiliates (provided that nothing in this sentence is intended to prevent the Executive from including in his pleadings or from his testimony any truthful matter to the extent necessary to defend against any claim by the Company or a third party against the Executive, or to prosecute any claim against the Company for a breach of this Agreement).

(d) All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by the Executive or made available to the Executive concerning the business of the Company or its Controlled Affiliates, (i) shall at all times be the property of the Company (and, as applicable, any Controlled Affiliates) and shall be delivered to the Company at any time upon its request, and (ii) upon the Executive’s termination of employment, shall be immediately returned to the Company.

(e) During and after the Executive’s employment, the Executive shall cooperate reasonably with the Company in the defense or assertion of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, other than any such claims or actions which may be brought in the future against the Company by the Executive. The Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate reasonably with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall not utilize this Section 6.1(e) to require the Executive to make himself available to an extent that would unreasonably interfere with full-time employment responsibilities that the Executive may have. The Company shall reimburse the Executive for any pre-approved reasonable out of pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 6.1(e) within ten business days after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy. In addition, for all time that the Executive reasonably expends at the request of the Company in cooperating with the Company or any of its affiliates pursuant to this Section 6.1(e) where the Executive is no longer employed by the Company, the Company shall compensate the Executive at a per hour rate equal to the sum of (A) Annual Salary in the Executive’s last fiscal year of employment during the Term plus (B) the Executive’s actual annual cash bonus for the last fiscal year of employment during the Term for which such a bonus was determined, divided by 2,000; provided that the Executive’s right to such compensation shall not apply to time spent in activities that could have been compelled pursuant to a subpoena, including testimony and related attendance at depositions, hearings or trials. All such compensation will be paid on a monthly, or, at the option of the Company, more frequent basis, within ten business days after receipt of a detailed invoice, in a form reasonably satisfactory to the Company, documenting the time spent by the Executive cooperating with the Company.

6.2 Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by him of any of the provisions of Section 6.1 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 6.1, the Company and its Controlled Affiliates shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company and its Controlled Affiliates under law or in equity (including, without limitation, the recovery of damages), the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

6.3 Certain Colorado Matters. The Executive acknowledges the following provisions of Colorado law, set forth in Colorado Revised Statutes Section 8-2-113(2):

Any covenant not to compete which restricts the right of any person to receive compensation for performance of skilled or unskilled labor for any employer shall be void, but this subsection (2) shall not apply to:

(a) Any contract for the purchase and sale of a business or the assets of a business;

(b) Any contract for the protection of trade secrets;

(c) Any contract provision providing for the recovery of the expense of educating and training an employee who has served an employer for a period of less than two years;

(d) Executive and management personnel and officers and employees who constitute professional staff to executive and management personnel.

The Executive acknowledges that this Agreement is executed for the protection of trade secrets under Section 8-2-113(2)(b), and is intended to protect the confidential information and trade secrets of the Company. The Executive also acknowledges that he is “executive [or] management personnel” within the meaning of Section 8-2-113(2)(d).

7. Other Provisions.

7.1 Severability. The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

7.2 Duration and Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of the Executive’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

7.3 Enforceability; Jurisdiction; Arbitration.

(a) The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants set forth in Section 6 upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants.

(b) Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 6, to the extent necessary for the Company (or its Controlled Affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 6.2) that is not resolved by the Executive and the Company (or its Controlled Affiliates, where applicable) shall be submitted to arbitration in Denver, Colorado in accordance with Colorado law and the procedures of the American Arbitration Association before a single arbitrator. The determination of the arbitrator shall be conclusive and binding on the Company (or its Controlled Affiliates, where applicable) and the Executive and judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall bear one-half of the costs of any arbitration and the Executive, as the other party to the arbitration, shall bear the other half; each party will bear its own attorney’s fees and costs.

7.4 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

If to the Company, to:	DCT Industrial Trust Inc.
518 17th Street, Suite 800
Denver, Colorado 80202
Attention: Chief Executive Officer and General Counsel
Facsimile: (303) 228-2201

with a copy to:	Goodwin Procter LLP
53 State Street
Boston, MA 02109
Attention: Daniel P. Adams
Facsimile: (617) 523-1231

If to the Executive, to:	Neil Doyle
at the address set forth on the signature page hereof

Any such person may by notice given in accordance with this Section 7.4 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

7.5 Entire Agreement. This Agreement contains the entire agreement of the parties regarding the subject matter hereof and supersedes all prior agreements, understandings and negotiations regarding the same.

7.6 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

7.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF COLORADO.

7.8 Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. This Agreement, and the Company’s rights and obligations hereunder, may not be assigned by the Company; any purported assignment by the Company in violation hereof shall be null and void. Notwithstanding the foregoing, (i) in the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder, and (ii) the Company may assign the Agreement to its Controlled Affiliates so long as the Executive’s title is not reduced and the Executive’s role in respect of the affiliated group taken as a whole is not materially adversely affected.

7.9 Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

7.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

7.11 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

7.12 Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 4, 5, 6, 7.3, and 7.9, and the other provisions of this Section 7 (to the extent necessary to effectuate the survival of Sections 4, 5, 6, 7.3, and 7.9), shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.

7.13 Existing Agreements. Other than that certain Employment Agreement dated March 20, 2006, between Executive and Solstice Holdings, LLC, which Executive has disclosed to Company, Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.

7.14 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

COMPANY:
DCT INDUSTRIAL TRUST INC.

By:	/s/ Philip L. Hawkins
Name: Philip L. Hawkins
Title: President and Chief Executive Officer

EXECUTIVE:

By:	/s/ Neil Doyle
Neil Doyle